Exhibit 99.1

Contacts:	Amy Glynn/Stephanie Carrington
Richard H. Kline III	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7017
(818) 766-3502	aglynn@theruthgroup.com
scarrington@theruthgroup.com

IPC The Hospitalist Company Reports Fourth Quarter and Full Year 2011

North Hollywood, CA— February 21, 2012—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter 2011 Highlights (comparisons are to fourth quarter 2010):

•	Net revenue increased 21% to $117.9 million, with same-market area net revenue growth of 13%

•	Patient encounters increased to 1.2 million, a 22% increase

•	Income from operations increased 17% to $13.5 million

•	Net income increased 22% to $8.6 million, or $0.51 diluted earnings per share

Twelve Months Ended December 31, 2011 Highlights (comparisons are to twelve months ended December 31, 2010):

•	Net revenue increased 26% to $457.5 million, with same-market area net revenue growth of 18%

•	Patient encounters increased to an all-time high of 4,762,000, a 25% increase

•	Income from operations rose 20% to $47.0 million

•	Net income increased 21% to $29.3 million, or $1.74 diluted earnings per share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “We are pleased to report that we once again reached a new milestone in the fourth quarter, with more than 1.2 million patient encounters generating $117.9 million in net revenue, for a 21% increase in net revenue for the quarter. Growth came from both acquisitions and new hires as we continue to build out our platform to meet the growing demand for our services. As of year-end, we had more than 1,200 providers, an increase of 169 since year-end 2010. In addition, our turnover remained stable at 16% for the year. Of the increase in providers, we added 69 providers in the fourth quarter alone. Our existing markets increased revenue by 13% in the fourth quarter and our eight new markets augmented this growth.”

Dr. Singer added, “We continue to execute on our strategy of organic hiring and acquisition growth, as demonstrated by the significant number of providers we added during 2011. We completed 13 acquisitions in 2011, including three new market acquisitions. We also recently announced an acquisition in Jacksonville, Florida and a pending acquisition in southeastern Florida, building on our existing strong presence in these areas. Our acquisition pipeline remains strong, with a significant number of physician practices in both the acute and post-acute areas. In addition, we continue to evaluate opportunities to add to our practices through hospital contracting. We remain confident in our ability to continue to execute our multi-pronged growth plan in 2012 and beyond.”

Fourth Quarter 2011

Patient encounters for the three months ended December 31, 2011 increased by 218,000 encounters, or 21.7%, to 1,224,000, compared to 1,006,000 for the same period in the prior year. Net revenue for the three months ended December 31, 2011 was $117.9 million, an increase of $20.7 million, or 21.3%, from $97.2 million for the three months ended December 31, 2010. Of this $20.7 million increase, 60.0% was attributable to same-market area growth, including acquisitions and new hires, and 40.0% was attributable to revenue generated from eight new markets. Of these new markets, three were entered through acquisitions in 2010, three were entered through acquisitions in 2011 and two were from new hospital contracts established in 2011. Same-market revenue increased 12.9%, same-market encounters increased 14.1% and patient revenue per encounter decreased 0.6%. The remaining increase in same-market revenue was attributable to an increase in hospital contract and other revenue.

Physician practice salaries, benefits and other expenses for the three months ended December 31, 2011 were $86.2 million, or 73.1% of net revenue, compared to $68.8 million, or 70.8% of net revenue, for the three months ended December 31, 2010. The increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period and to continued investment in physician leadership initiatives.

As a percentage of revenue, physician costs increased by 230 basis points quarter over quarter. For the full year 2011, the Company had a net increase of 169 providers, 69 of which came on board during the three months ended December 31, 2011. This large increase in the number of providers resulted in lower productivity during this ramp up period. In addition, several larger contracted practices continued to experience staffing challenges resulting in added costs for locum tenens, moonlighters and premium call pay, and discretionary bonuses for employed physicians.

General and administrative expenses increased $2.8 million, or 17.3%, to $19.0 million, or 16.1% of net revenue, for the three months ended December 31, 2011, as compared to $16.2 million, or 16.6% of net revenue, for the three months ended December 31, 2010. The increase in expense is primarily the result of increased costs to support the continuing growth of operations, including new regional office costs and increases in corporate development and other expenses to support acquisitions. In addition, stock-based compensation expense increased primarily as a result of the increase in IPC’s stock price at the date of various grants. General and administrative expenses decreased as a percentage of net revenue as IPC continues to leverage these costs over a larger revenue base. Excluding stock-based compensation, general and administrative expenses decreased by 70 basis points to 15.0% of revenue, compared to 15.7% of revenue for the same period of 2010.

Net change in fair value of contingent consideration was $1.7 million for the three months ended December 31, 2011, as compared to a minimal amount in the same period last year. Because contingent consideration is generally based on a certain multiple of operating results of the acquired practices during a certain measurement period, a relatively small reduction in projected operating results resulted in a larger reduction to the fair value of such contingent consideration.

Income from operations increased $2.0 million, or 17.4%, to $13.5 million, as compared to $11.5 million for the same period in the prior year. The operating margin was 11.5% for the three months ended December 31, 2011, as compared to 11.9% for the three months ended December 31, 2010. The decrease in the operating margin was largely the result of the increase in physician costs as a percentage of revenue, partially offset by the decrease in general and administrative expenses as a percentage of revenue.

The effective tax rate for the three months ended December 31, 2011 was 36.4%, compared to 39.0% for the same period in the prior year. The primary reason for the decrease in the effective tax rate is due to a change in state tax laws and increased state credits during 2011.

Net income increased to $8.6 million for the three months ended December 31, 2011, as compared to $7.0 million for the three months ended December 31, 2010, and the net income margin was 7.3% for the three months ended December 31, 2011, as compared to 7.2% for the three months ended December 31, 2010. Diluted earnings per share for the quarter ended December 31, 2011 was $0.51, as compared to diluted earnings per share of $0.42 in the same quarter of 2010, an increase of 21.0%. Included in the fourth quarter 2011 diluted earnings per share was a $0.06 benefit related to a credit to net income for the net change in the fair value of contingent consideration of acquired practices.

Year Ended December 31, 2011

Patient encounters for 2011 increased by 952,000, or 25.0%, to 4,762,000, compared to 3,810,000 for 2010. Net revenue for 2011 was $457.5 million, an increase of $94.1 million, or 25.9%, from $363.4 million for 2010. Of this $94.1 million increase, 68.9% was attributable to same-market area growth and 31.1% was attributable to revenue generated from eight new markets. Of these new markets, three were entered through acquisitions in 2010, three were entered through acquisitions in 2011, and two were from new hospital contracts established in 2011. Same-market revenue increased 17.9%, same-market encounters increased 17.5% and patient revenue per encounter increased 0.1%. The remaining increase in same-market revenue was attributable to an increase in hospital contract and other revenue.

Physician practice salaries, benefits and other expenses for 2011 were $335.0 million or 73.2% of net revenue compared to $261.5 million or 72.0% of net revenue for 2010. These costs increased by $73.5 million or 28.1%. The increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period and to continued investment in physician leadership initiatives. As a percentage of revenue, physician costs increased by 120 basis points year over year for reasons explained in the previous discussion of the Company’s fourth quarter results.

General and administrative expenses increased $13.6 million, or 22.8%, to $73.3 million, or 16.0% of net revenue for 2011, as compared to $59.7 million, or 16.4% of net revenue for 2010. The increase in expense is primarily the result of increased costs to support the continuing growth of IPC’s operations, including new regional office costs and increases in corporate development and other expenses to support acquisitions. In addition, stock-based compensation expense increased primarily as a result of the increase in IPC’s stock price at the date of various grants. General and administrative expenses decreased as a percentage of net revenue as IPC continues to leverage these costs over a larger revenue base. Excluding stock-based compensation, general and administrative expenses decreased by 50 basis points to 15.0% of revenue, compared to 15.5% of revenue for 2010.

Net change in fair value of contingent consideration was $1.0 million for 2011, as compared to $0.2 million in 2010.

Income from operations increased $7.7 million, or 19.6%, to $47.0 million, as compared to $39.3 million for 2010. The operating margin was 10.3% for 2011 compared to 10.8% for 2010. The decrease in the operating margin was largely the result of the increase in physician costs as a percentage of revenue, partially offset by the decrease in general and administrative expenses as a percentage of revenue.

Our effective tax rate for the years ended December 31, 2011 and 2010 was 37.5% and 38.2%, respectively. The decrease in the overall effective tax rate was primarily due to a change in the state tax laws and increased state credits during 2011.

Net income increased to $29.3 million for 2011, as compared to $24.3 million for 2010, and the net income margin was 6.4% for 2011, as compared to 6.7% for the same period in the prior year. Diluted earnings per share for 2011 was $1.74, as compared to $1.46 in 2010. Included in the full year 2011 diluted earnings per share was a $0.04 benefit related to a credit to net income for the net change in the fair value of contingent consideration of acquired practices.

Liquidity and Capital Resources

As of December 31, 2011, IPC had approximately $92.7 million in liquidity, composed of $17.8 million in cash and cash equivalents, no debt outstanding and an available line of credit of $74.9 million.

Net cash provided by operating activities decreased by $3.8 million for 2011 to $25.8 million, compared to $29.6 million for 2010. The reduction is primarily related to an increase in accounts receivable which is in proportion to the increase in revenue. Although accounts receivables increased since December 31, 2010, the days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 51 DSO as of December 31, 2011 and 2010.

Net cash used in investing activities was $31.1 million for 2011, compared to $43.9 million for 2010. Cash of $27.8 million was used in 2011 for physician practice acquisitions and earn-out payments on prior acquisitions compared to $41.2 million in the prior year.

2012 Guidance

The Company is providing guidance for the full year 2012 and expects revenue to be in the range of $520 million to $530 million and diluted earnings per share to be in the range of $1.96 to $2.06. The Company has provided this outlook based on assumptions of (i) weighted average shares outstanding of 16.9 million for the year, (ii) a 37.5% effective tax rate, (iii) $6.2 million in stock based compensation expense, and (iv) $4.0 million in depreciation and amortization expense. Not included in the assumptions are new market acquisitions completed after today’s date.

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). In addition, a dial-up replay of the conference call will be available beginning February 21, 2012 at 8:00 p.m. ET (5:00 p.m. PT) and ending on March 6, 2012 at 11:59 p.m. The replay telephone number is 855-859-2056 (USA) or 404-537-3406 (International); please use the conference ID 50656444 to access the replay. A live webcast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed on the corporate web site beginning February 21, 2012 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until March 6, 2012 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control.

Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians;

•	IPC’s ability to successfully complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	As of December 31,
	2011	2010
		(Adjusted)
Assets
Current assets:
Cash and cash equivalents	$17,752	$18,935
Accounts receivable, net	68,010	54,161
Insurance receivable for malpractice claims - current portion	8,693	6,491
Prepaid expenses and other current assets	13,139	9,672

Total current assets	107,594	89,259
Property and equipment, net	5,112	4,100
Goodwill	173,688	149,289
Other intangible assets, net	1,812	2,282
Deferred tax assets, net	1,522	2,323
Insurance receivable for malpractice claims - less current portion	15,186	11,725

Total assets	$304,914	$258,978

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,962	$3,708
Accrued compensation	21,640	19,472
Payable for practice acquisitions	23,724	27,715
Medical malpractice and self-insurance reserves, current portion	9,383	6,940
Deferred tax liabilities	750	784

Total current liabilities	59,459	58,619
Medical malpractice and self-insurance reserves, less current portion	32,803	25,871
Other long-term liabilities	—	23

Total liabilities	92,262	84,513
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,474,988 and 16,287,377 shares issued and outstanding at December 31, 2011 and 2010, respectively	16	16
Additional paid-in capital	139,579	130,661
Retained earnings	73,057	43,788

Total stockholders’ equity	212,652	174,465

Total liabilities and stockholders’ equity	$304,914	$258,978

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net revenue	$117,863	$97,162	$457,467	$363,402
Operating expenses:
Cost of services - physician practice salaries, benefits and other	86,183	68,760	334,984	261,523
General and administrative	18,984	16,180	73,259	59,677
Net change in fair value of contingent consideration	(1,660)	(13)	(1,002)	194
Depreciation and amortization	818	706	3,192	2,689

Total operating expenses	104,325	85,633	410,433	324,083

Income from operations	13,538	11,529	47,034	39,319
Investment income	5	8	17	23
Interest expense	(79)	(38)	(185)	(104)

Income before income taxes	13,464	11,499	46,866	39,238
Income tax provision	4,904	4,480	17,597	14,984

Net income	$8,560	$7,019	$29,269	$24,254

Net income per share:
Basic	$0.52	$0.43	$1.79	$1.49

Diluted	$0.51	$0.42	$1.74	$1.46

Weighted average shares:
Basic	16,438,421	16,277,063	16,387,903	16,249,096

Diluted	16,884,433	16,656,485	16,821,838	16,595,264

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Years Ended December 31,
	2011	2010
Operating activities
Net income	$29,269	$24,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,192	2,689
Stock-based compensation expense	4,783	3,192
Tax liability reduction for uncertain tax positions	(23)	(240)
Deferred income taxes	768	771
Net change in fair value of contingent consideration	(1,002)	194
Changes in assets and liabilities:
Accounts receivable	(13,849)	(5,885)
Prepaid expenses and other current assets	(3,467)	(1,117)
Accounts payable and accrued expenses	210	(375)
Accrued compensation	2,168	4,455
Medical malpractice and self-insurance reserves, net	3,712	2,446
Accrued professional liability settlement	—	(750)

Net cash provided by operating activities	25,761	29,634

Investing activities
Acquisitions of physician practices	(27,843)	(41,232)
Purchase of property and equipment	(3,279)	(2,658)

Net cash used in investing activities	(31,122)	(43,890)

Financing activities
Repayments of long-term debt, net	—	(224)
Net proceeds from issuance of common stock	2,908	1,469
Excess tax benefits from stock-based compensation	1,270	473

Net cash provided by financing activities	4,178	1,718

Net decrease in cash and cash equivalents	(1,183)	(12,538)
Cash and cash equivalents, beginning of period	18,935	31,473

Cash and cash equivalents, end of period	$17,752	$18,935

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of the quarterly and annual encounters for 2010 and 2011 (in thousands):

	Quarter Ended
	Mar 31 2010	Jun 30 2010	Sep 30 2010	Dec 31 2010	Year Ended December 31, 2010

Patient encounters	927	920	957	1,006	3,810

	Quarter Ended
	Mar 31 2011	Jun 30 2011	Sep 30 2011	Dec 31 2011	Year Ended December 31, 2011

Patient encounters	1,186	1,159	1,193	1,224	4,762

Employee Data:

The following is a summary of IPC’s affiliated hospitalists employed at the end of eight consecutive quarters ended December 31, 2011:

	Quarter Ended
	Mar 31 2010	Jun 30 2010	Sep 30 2010	Dec 31 2010	Mar 31 2011	Jun 30 2011	Sep 30 2011	Dec 31 2011
Employed physicians	704	706	742	855	862	858	920	972
Nurse practitioners and physician assistants	107	117	119	177	187	196	212	229

Total	811	823	861	1,032	1,049	1,054	1,132	1,201